EXHIBIT 99.1

NEWS FOR RELEASE:  10-23-2003, 4 pm ET                  CONTACT:  Lee Brown
                                                               719-481-7213
                                                      lbrown@ramtron.com

                 RAMTRON REPORTS THIRD-QUARTER 2003 RESULTS

COLORADO SPRINGS, CO-October 23, 2003 - U.S. semiconductor maker Ramtron International Corporation (Nasdaq:RMTR) today reported results for the third quarter ended September 30, 2003. Revenue for the third quarter was $7.9 million, compared with $13.8 million for the same quarter a year ago. Net loss applicable to common shares was $2.3 million, or a loss of $0.10 per share (basic and diluted), compared with net income of $139,000, or income of $0.01 per share (basic and diluted), for the same quarter of 2002.

Ferroelectric random access memory (FRAM) product revenue for the third quarter was $4.6 million, compared with $6.7 million for the third quarter of 2002. Revenue from the company's Mushkin subsidiary totaled $2.6 million, compared with $4.1 million for the same period last year. The company reported $117,000 in license fees during third-quarter 2003, compared with $2.0 million for the third quarter of 2002.

"As we anticipated, shipments to Enel, our principal FRAM customer, declined during the quarter due to its strong order activity during the second quarter of 2003," said Ramtron CEO Bill Staunton. "We currently anticipate that Enel will return to its average quarterly shipment rate of over two million units during the fourth quarter.

"Non-Enel product revenue increased 10% sequentially during the third quarter," according to Staunton. "With the third-quarter increase, our non-Enel revenue remains on a 45% annual growth trend. We are excited and encouraged by the growing customer demand for our FRAM products in the marketplace."

As previously announced, the company completed negotiations with its debenture holders for an EBITDA covenant waiver during the third quarter. The waiver included provisions for periodic principal payments, an extension of the exercise period of the warrants associated with the debentures, and a lower warrant strike price. In return, the debenture holders have waived all EBITDA covenant requirements for the remainder of the year.

"We're also pleased with the results of our recent cost-cutting measures, which have reduced operating expenses by approximately $500,000 per quarter," Staunton continued. "Combined with prior expense reductions, we have effectively cut our breakeven point in half over the last 24 months," he said.

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Q3 2003 Highlights:

- Promise Technology Inc. selected the company's FRAM memory for use in its stand-alone RAID (redundant array of inexpensive disks) controllers. Promise Technology, the world's leading manufacturer of IDE/ATA RAID solutions, chose Ramtron's 3-volt, 256-kilobit, FM18L08 for its fast write capability, small footprint and cost effectiveness.

- Introduced and began sampling the first FRAM built using 0.35-micron design rules. The FM25CL04 is a 4-kilobit SPI interface nonvolatile RAM that operates at 3 volts and runs up to 20 MHz, providing fast data access and simplifying the interface to high-performance processors.

- Announced that all 8-pin SOIC FRAM products are available in environmentally friendly "green" packaging. Responding to the industry's drive toward the lead-free packaging of electronic products, Ramtron has removed lead (Pb) from finished packaging as well as brominated, flame-retarding compounds from encapsulants and substrates.

Business Outlook:

The following statements are based on Ramtron's current expectations. These statements are forward-looking and actual results may differ materially from those set forth in these statements. Ramtron intends to continue its policy of not updating forward-looking statements other than in publicly available documents, even if experience or future changes show that anticipated results or events will not be realized.

- Revenue for the fourth quarter ending December 31, 2003 is currently anticipated to be between $10 million and $11.5 million. Revenue projections are based on, among other things, assumptions that FRAM product orders, including the rate of shipments to Ramtron's principal FRAM customer, Enel, and that revenue from Ramtron's Mushkin subsidiary will conform to management's current expectations.

- Cost of goods sold for the fourth quarter is currently anticipated to be 60% to 65% of product revenues. All other expenses are expected to be between $3.5 million and $4.5 million. Costs and expenses fluctuate over time, primarily due to intermittent, non-recurring engineering charges for the development of new products.

Conference Call

Ramtron management's teleconference will be held on October 23, 2003, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) and will be webcast live. A replay of the conference will be available for seven days on Ramtron's website, at www.ramtron.com.

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How to Participate

Ramtron Third-Quarter Financial Results Teleconference
October 23, 2003 at 2:00 p.m. PT / 5:00 p.m. ET

Go to the Investors page of the Ramtron site at www.ramtron.com and click on the teleconference link. From this site, you can listen to the teleconference, assuming that your computer system is configured properly. A telephonic replay will also be available for seven days after the live call at
(719) 457-0820, code #150873.

Cautionary Statements

Except for historical information, the preceding statements contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These may be identified by the use of forward-looking words or phrases such as "believe," "expect,"
"intend," "anticipate," "should," "planned," "estimated," and "potential," among others. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, expectations of the business environment in which Ramtron operates; projections of future performance including predictions of future profitability; demand for our products and the products of our principal FRAM customer; anticipated increased demand for our products; the level and timing of orders that we receive and that we can ship in a quarter; levels of inventories at our distributors and other customers; inventory mix and timing of customer orders; the success of our ongoing cost-reduction efforts; our timely introduction of new technologies and products; market acceptance of our new products and those of our customers; maintaining or improving our level of product shipments; our ability to obtain any required financing in a timely manner; the outcome of the ongoing patent litigation with National Semiconductor; and factors not directly related to Ramtron, such as competitive pressures on pricing, market conditions in general, competition, technological progression, product obsolescence, and the changing needs of potential customers and the semiconductor industry in general; and current political conditions and negative trends in the global economy. Ramtron intends to continue its policy of not updating forward-looking statements other than in publicly available documents, even if experience or future changes show that anticipated results or events will not be realized.

For a detailed discussion of these and other risk factors, please refer to Ramtron's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K and Ramtron's subsequent filings. You can obtain copies of Ramtron's Forms 10-K, 10-Q, 8-K, and any other documents at no charge at the SEC's website (www.sec.gov) or from commercial document retrieval services.

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The financial information in this press release and the attached financials are unaudited and have been prepared from the books and records of the company with the omission of certain information and disclosures normally included in financial statements. Please refer to Ramtron's filings on Forms 10-K and 10-Q and other filings with the SEC for complete information.

About Ramtron

Ramtron is the world leader in ferroelectric random access memory (FRAM) products -- high-performance nonvolatile memories that merge the benefits of many mainstream memory technologies into a single device. Due to the products' unique advantages, FRAM memory products are expected to revolutionize a variety of electronic consumer and industrial products. Current applications for Ramtron's FRAM memory devices include electronic power meters, automotive systems, smart cards, test instrumentation, factory automation, laser printers, security systems, and other systems that require reliable storage of data without an external power source.

For more information about Ramtron and its products, contact: Communications Department, Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado, USA, 80921. Telephone is 800-545-FRAM (3726); FAX is 719-481-9294; E-mail address is info@ramtron.com. Homepage is http://www.ramtron.com.

                            - financials attached -
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                         RAMTRON INTERNATIONAL CORPORATION
                     THIRD-QUARTER 2003 FINANCIAL HIGHLIGHTS
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       FOR THE THREE AND NINE MONTHS ENDED
                           SEPTEMBER 30, 2003 and 2002
               (Amounts in thousands, except per-share amounts)
                                  (Unaudited)

                                     Three Months Ended    Nine  Months Ended
                                        September 30,         September 30,
                                       2003       2002       2003       2002
                                    ---------  ---------  ---------  ---------
Revenue:
   Product sales                     $ 7,252   $ 10,967   $ 27,564   $ 31,303
   License and development fees          117      1,996        350      4,812
   Royalties                             155        238        380        357
   Customer-sponsored research
      and development                    396        624      2,325      2,621
                                    ---------  ---------  ---------  ---------
                                       7,920     13,825     30,619     39,093
                                    ---------  ---------  ---------  ---------
Costs and expenses:
   Cost of product sales               4,581      7,547     16,492     21,730
   Provision for inventory write-off      30         40      1,311        216
   Research and development            2,400      2,627      6,412      8,071
   Customer-sponsored research
      and development                    370        496      1,636      1,569
   Sales, general and administrative   2,377      2,731      8,074      8,625
   Impairment of goodwill                 --         --      3,843         --
   Impairment of intangible assets        --         --      1,687         --
                                    ---------  ---------  ---------  ---------
                                       9,758     13,441     39,455     40,211
                                    ---------  ---------  ---------  ---------
Operating income (loss)               (1,838)       384     (8,836)    (1,118)

Loss on disposition of assets, net       (78)       (55)      (284)      (143)
Other                                   (379)      (176)      (952)      (417)
                                    ---------  ---------  ---------  ---------
Net income (loss)                   $ (2,295)  $    153   $(10,072)  $ (1,678)
                                    =========  =========  =========  =========
Income (loss) per common share:
    Net income (loss)               $ (2,295)  $    153   $(10,072)  $ (1,678)
    Dividends and accretion of
       discount on redeemable
       preferred stock                    --        (14)        --        (96)
                                    ---------  ---------  ---------  ---------
Net income (loss) applicable
   to common shares                 $ (2,295)  $    139   $(10,072)  $ (1,774)
                                    =========  =========  =========  =========
Net income (loss) per common
   share - basic and diluted        $  (0.10)  $   0.01   $  (0.45)  $  (0.08)
                                    =========  =========  =========  =========
Weighted average common shares
   outstanding:
     Basic                            22,148     22,083     22,138     22,082
                                    =========  =========  =========  =========
     Diluted                          22,148     22,658     22,138     22,082
                                    =========  =========  =========  =========
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                           CONSOLIDATED BALANCE SHEETS
                              (Amounts in thousands)
                                    (Unaudited)

                                               September 30,     December 31,
                                                   2003              2002
                                               -------------     ------------
ASSETS

Cash and cash equivalents                         $ 3,856          $ 3,222
Accounts receivable, net                            4,421            8,981
Inventories, net                                    5,206            8,952
Property, plant and equipment, net                  4,079            4,600
Intangible assets, net                              8,085           14,150
Other assets                                          975            1,037
                                                  -------          -------
                                                  $26,622          $40,942
                                                  =======          =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                               $ 4,498          $ 5,960
   Accrued liabilities                                882            1,147
   Deferred revenue                                 1,038            2,778
Current portion of long-term promissory notes       1,674               --
Long-term debt                                      3,529            5,728
Long-term deferred revenue                          4,641            5,175
Stockholders' equity                               10,360           20,154
                                                  -------          -------
                                                  $26,622          $40,942
                                                  =======          =======
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